Exhibit 99.1

For Immediate Release:	Contacts: Julie S. Ryland
Wednesday, July 22, 2009	205.326.8421

ENERGEN EARNS $0.76 PER DILUTED SHARE IN SECOND QUARTER 2009

Hedge Position, Increased Production, Lower Per-unit LOE

Help Mitigate Impact of Significantly Lower Commodity Prices

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its substantial hedge position together with a 9 percent production increase and a 27 percent decrease in per-unit lease operating expense (LOE) helped offset the negative impact on second quarter results of significantly lower oil and gas prices and higher depreciation, depletion and amortization (DD&A) expense. Net income in the second quarter of 2009 totaled $55.0 million, or $0.76 per diluted share, as compared with $66.9 million, or $0.93 per diluted share, in the second quarter of 2008.

Energen’s oil and gas exploration and production subsidiary, Energen Resources Corporation, had almost 70 percent of its second quarter production hedged at prices well above market. As a result, Energen was able to protect its earnings and cash flows from the full impact of the significant decline in the price of natural gas, oil and natural gas liquids (NGL). For the three months ended June 30, 2009, Energen Resources’ average realized sales price declined 22 percent year-over-year; without its hedges, Energen Resources’ average realized sales prices in the second quarter of 2009 would have declined approximately 63 percent.

•	2009 EARNINGS GUIDANCE RANGE AFFIRMED

Energen said it is affirming its 2009 earnings guidance range of $3.10-$3.50 per diluted share. This guidance assumes that commodity prices applicable to the company’s unhedged volumes will, for the remainder of the year, average $6 per Mcf for natural gas, $50 per barrel for oil, and 65 cents per gallon for natural gas liquids; however, Energen’s production is so substantially hedged that its earnings and cash flows are unlikely to be materially influenced by commodity price differences reflected by the current strip.

•	CASH FLOWS OUTLOOK

Energen Resources estimates that its 2009 after-tax cash flows will range from approximately $430 million to $460 million. These funds will be used to finance Energen Resources’ identified capital spending of approximately $240 million as well as some $190 million of property acquisitions.

Energen Resources ended the second quarter of 2009 with $95 million of short-term debt associated with its acquisition of the Range Resources Corporation’s interests in the Fuhrman-Mascho Field in the Permian Basin. The company plans to pay off this debt by year-end 2009. Absent additional acquisitions, Energen Resources expects to end the year with a positive cash position.

•	ENERGEN TO DRILL CHATTANOOGA WELL BY YEAR-END 2009

Energen Resources plans to drill a new well targeting the Chattanooga shale formation in Alabama prior to the end of 2009. The independent producer continues to pursue a partner as it seeks to unlock the potential of the Conasauga and Chattanooga shales on its extensive acreage position.

As previously disclosed, Chesapeake Energy Corporation agreed, effective April 1, 2009, to farm out its half-interest in approximately 660,000 acres in Alabama shales to Energen Resources. Under terms of the agreement, Energen Resources has 18 months to drill a Conasauga shale well and a Chattanooga shale well; after each well is drilled, Chesapeake will farm out its 50 percent leasehold interest in each shale to Energen Resources.

SECOND QUARTER 2009 RESULTS

For the three months ended June 30, 2009, Energen’s net income totaled $55.0 million, or $0.76 per diluted share, and compares with second quarter 2008 net income of $66.9 million, or $0.93 per diluted share.

Energen Resources Corporation

Energen Resources’ second quarter net income totaled $54.9 million in 2009 as compared with $70.6 million in the same period last year. Energen Resources’ substantial hedge position, 9 percent increase in production and 27 percent decrease in per-unit LOE helped offset the negative impact of significantly lower oil and gas prices and higher DD&A expense. Current-quarter results include a $1.7 million insurance settlement associated with its business interruption claim following a natural gas processing plant fire in November 2007.

As previously announced, Energen Resources closed on its acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho Field in the Permian Basin on June 30. Production revenues between the effective date of May 1 and the close date were applied to the agreed-upon purchase price of $182 million and are not reflected in Energen Resources’ second quarter revenues, nor are those volumes reflected in production for the second quarter.

Average Realized Sales Prices, Second Quarter Comparison

Commodity	2Q09	2Q08	Change
Natural Gas (per Mcf)	$6.27	$8.25	(24)%
Oil (per barrel)	$59.85	$74.51	(20)%
NGL (per gallon)	$0.88	$1.11	(21)%

Production, Second Quarter Comparison

Commodity	2Q09	2Q08	Change
Natural Gas (Bcf)	18.0	16.4	10%
Oil (MBbl)	1,113	1,006	11%
NGL (MMgal)	18.4	18.1	2%
Total (Bcfe)	27.3	25.0	9%

Production By Area (Bcfe), Second Quarter Comparison

Area	2Q09	2Q08	Change
San Juan Basin	13.5	12.5	8%
Permian Basin	8.0	7.0	14%
Black Warrior Basin	3.7	3.5	6%
N. LA/E. TX/Other	2.1	2.0	5%

Year-over-year production increases in the San Juan and Permian basins in the second quarter largely reflect the cumulative effect of accelerated drilling in 2007 and 2008. Current-period activity contributing to increased production includes better-than-expected performance in some of the Fruitland Coal wells in the San Juan Basin and pay-adds and workovers in the Permian Basin.

Total per-unit LOE in the second quarter of 2009 declined approximately 27 percent from the prior-year second quarter to $1.85 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 4 percent largely due to lower field service costs partially offset by higher ad valorem taxes. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell 69 percent on a per-unit basis.

DD&A expense per unit in the second quarter of 2009 increased 26 percent over the same period last year to $1.57 per Mcfe largely due to higher development costs and lower year-end reserve prices.

Per-unit net G&A expense in the second quarter of 2009 declined 22 percent over the same period in 2008 to 42 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plans.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $0.9 million in the second quarter of 2009 as compared with a net loss of $3.1 million in the same period a year ago. This increase largely was due to the utility’s earning on a higher level of equity, lower operations and maintenance (O&M) expense and increased revenue from cycle sales, offset by decreased revenue from large commercial and industrial (LC&I) customers.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2009, Energen’s net income totaled $150.6 million, or $2.09 per diluted share. This compares with net income of $183.6 million, or $2.55 per diluted share, in the first six months of 2008. Prior-period results included a $6.4 million, or 9 cents per diluted share, gain from the sale of a small Permian Basin property.

Energen Resources Corporation

Energen Resources’ year-to-date net income totaled $102.0 million in 2009 as compared with $143.1 million in the same period last year. Energen Resources’ substantial hedge position, 9 percent increase in production and 22 percent decrease in per-unit LOE helped offset the negative impact of significantly lower oil and gas prices and higher DD&A expense.

Current-quarter results include a $1.7 million insurance settlement associated with its business interruption claim following a natural gas processing plant fire in November 2007. Prior-period results included a $6.4 million gain from the sale of a small Permian Basin property.

Average Realized Sales Prices, Year-to-Date Comparison

Commodity	YTD09	YTD08	Change
Natural Gas (per Mcf)	$6.41	$8.11	(21)%
Oil (per barrel)	$56.44	$71.31	(21)%
NGL (per gallon)	$0.85	$1.08	(21)%

Production, Year-to-Date Comparison

Commodity	YTD09	YTD08	Change
Natural Gas (Bcf)	35.7	32.8	9%
Oil (MBbl)	2,203	1,950	13%
NGL (MMgal)	35.9	34.9	3%
Total (Bcfe)	54.0	49.5	9%

Production By Area (Bcfe), Year-to-Date Comparison

Area	YTD09	YTD08	Change
San Juan Basin	26.9	24.5	10%
Permian Basin	15.8	13.8	14%
Black Warrior Basin	7.2	7.0	3%
N. LA/E. TX/Other	4.1	4.2	(2)%

Year-over-year production increases in the San Juan and Permian basins in the year-to-date period largely reflect the cumulative effect of accelerated drilling in 2007 and 2008. Year-to-date activity in 2009 that contributed to increased production included better-than-expected performance in some of the Fruitland Coal wells in the San Juan Basin and pay-adds and workovers in the Permian Basin.

Total per-unit LOE in the first half of 2009 declined approximately 22 percent from the same period a year ago to $1.93 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 4 percent largely due to lower field service costs partially offset by higher ad valorem taxes. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell 64 percent on a per-unit basis.

DD&A expense per unit in year-to-date 2009 increased 27 percent over the same period last year to $1.56 per Mcfe largely due to higher development costs and lower year-end reserve prices.

Per-unit net G&A expense in the year-to-date 2009 declined 18 percent over the same period in 2008 to 42 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plans and insurance recoveries associated with certain legal expenses.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $48.4 million in the first half of 2009 as compared with $40.6 million in the same period a year ago. This increase primarily was due to the utility’s earning on a higher level of equity, lower O&M expense, increased revenue from cycle sales, offset by decreased revenue from LC&I customers.

TRAILING 12-MONTHS RESULTS

For the 12 months ended June 30, 2008, Energen’s net income totaled $288.9 million, or $4.02 per diluted share, and compared with $321.0 million, or $4.46 per diluted share, for the same period a year ago. Prior-period results included a $6.4 million, or 9 cents per diluted share, gain from the sale of a small Permian Basin property.

Energen Resources Corporation

Energen Resources’ net income for the trailing 12 months totaled $241.6 million as compared with $286.2 million in the same period a year ago. Prior-period results included a $6.4 million, or 9 cents per diluted share, gain from the sale of a small Permian Basin property.

Average Realized Sales Prices, T12M Comparison

Commodity	2009	2008	Change
Natural Gas (per Mcf)	$7.08	$7.86	(10)%
Oil (per barrel)	$63.71	$69.73	(9)%
NGL (per gallon)	$0.86	$1.01	(15)%

Production, T12M Comparison

Commodity	2009	2008	Change
Natural Gas (Bcf)	70.4	65.9	7%
Oil (MBbl)	4,367	3,956	10%
NGL (MMgal)	71.8	74.1	(3)%
Total (Bcfe)	106.9	100.2	7%

Per-unit LOE totaled $2.04 per Mcfe in the 12 months ending June 30, 2009, decreased 9 percent from $2.24 per Mcfe in the 12 months ended June 30, 2008; this decrease largely was due to a 44 percent decline in commodity price-driven production taxes and lower field service costs, partially offset by increases in ad valorem taxes, workover expense and marketing & transportation expenses.

DD&A expense per unit in the 12 months ended June 30, 2009, increased 24 percent over the same period last year to $1.49 per Mcfe largely due to higher development costs and a price-driven, downward revision of year-end 2008 proved reserves.

Per-unit net G&A expense in the trailing 12 months period declined 29 percent over the same period in 2008 to 36 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plans and insurance recoveries associated with certain legal expenses.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended June 30, 2009, of $48.0 million as compared with $35.7 million in the same period a year ago.

2009 EARNINGS GUIDANCE RANGE AFFIRMED

Energen today affirmed its 2009 earnings guidance range at $3.10 to $3.50 per diluted share. Key assumptions included in the guidance include:

•	Results of the year to date;

•	A hedge position that covers approximately 75 percent of estimated production for the remaining six months of the year;

•	Assumed prices for unhedged natural gas, oil and NGL production of $6 per Mcf, $50 per barrel and 65 cents per gallon, respectively;

•	Annual production of approximately 110 Bcfe (approximately 56 Bcfe in the last six months of 2009);

•	Capital spending of $505 million, including approximately $240 million by Energen Resources (ERC), $190 million for property acquisitions, and $75 million by Alagasco;

•	An average DD&A rate at ERC of $1.60 per Mcfe;

•	LOE at ERC, including production taxes, of $2.10 per Mcfe;

•	General and administrative expense at ERC of 45 cents per Mcfe;

•	Alagasco’s earning approximately 13 percent on estimated average equity of $325 million; and

•	Average diluted shares outstanding of 71.9 million.

Energen’s earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of $42 million of capitalized unproved leasehold related to Alabama shales.

2009 Hedge Position Summary

Energen Resources’ hedge position for the remaining six months of 2009 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price
Natural Gas	26.0 Bcf	34.4 Bcf	76%	$8.09/Mcf
Oil	2.1 MMBbl	2.7 MMBbl	77%	$70.76/barrel
NGL	21.7 MMgal	35.6 MMgal	61%	$1.15/gallon

NOTE: Known basis differentials for July included

Energen Resources’ natural gas and oil hedge positions by hedge type for the remainder of the year are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	17.3	$1.00 per Mcf	$8.10 per Mcf

Permian Basin	0.6	$1.00 per Mcf	$8.63 per Mcf
NYMEX	8.1	—	$8.03 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,535	$4.77 per barrel	$67.73 per barrel
NYMEX	552	—	$79.18 per barrel

NOTE: Known basis differentials for July included

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ hedge position for the remainder of the year and using the price assumptions applicable to the Company’s unhedged production, changes in commodity prices for the remainder of 2009 are estimated to have the following impact on Energen’s 2009 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $6.00 represents an estimated net income impact of approximately $245,000 (0.3 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $50.00 per barrel represents an estimated net income impact of approximately $210,000 (0.3 cent per diluted share).

•	Every 1-cent change in the average price of liquids from $0.65 per gallon represents an estimated net income impact of approximately $65,000 (0.1 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

WELL-HEDGED IN 2010 AND 2011

Energen Resources also has substantial hedge positions in 2010 and 2011 in order to help protect its cash flows and earnings from commodity price volatility. Historically an active hedger, Energen is particularly pleased to have such excellent positions for the next two calendar years given the uncertainties in the commodity markets.

Energen Resources’ hedge positions for 2010 and 2011 are as follows:

2010 Hedge Position

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	44.4 Bcf	$8.81/Mcf
Oil	3.0 MMBbl	$88.29/barrel

2010 Hedges by Type

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.4	$1.00 per Mcf	$8.88 per Mcf
NYMEX	14.9	—	$8.68 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,383	$4.70 per barrel	$91.44 per barrel
NYMEX	590	—	$75.59 per barrel

2011 Hedge Position

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	37.1 Bcf	$7.19/Mcf
Oil	2.6 MMBbl	$75.63/barrel

2011 Hedges by Type

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.7	$1.00 per Mcf	$7.36 per Mcf
NYMEX	11.4	—	$6.82 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,076	$4.84 per barrel	$75.08 per barrel
NYMEX	480	—	$78.00 per barrel

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.4 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.